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                                             December 30, 1996



Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut  06830

Financial Asset Securities Corp.
600 Steamboat Road
Greenwich, Connecticut  06830

Headlands Mortgage Company
700 Larkspur Landing Circle
Larkspur, California  94939

          Re:  Financial Asset Securities Corp.
               Headlands Home Equity Loan Trust 1996-1
               Revolving Home Equity Loan Asset-Backed Certificates,
               Series 1996-1
               -----------------------------------------------------

Ladies and Gentlemen:

          We have acted as special tax counsel in connection with the issuance and delivery of certain mortgage loan asset-backed certificates denominated Headlands Revolving Home Equity Loan Trust 1996-1, Revolving Home Equity Loan Asset-Backed Certificates, Series 1996-1, Class A and Revolving Home Equity Loan Asset-Backed Certificates, Series 1996-1, Class S (together, the "Certificates"), pursuant to a Pooling and Servicing Agreement dated as of December 1, 1996 (the "Pooling and Servicing Agreement") among Financial Asset Securities Corp. (the "Depositor"), Headlands Mortgage Company, as Seller and Servicer (the "Servicer"), Headlands Mortgage L.L.C., as Transferor (the "Transferor") and The First National Bank of Chicago, as Trustee (the "Trustee").

          As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) a Prospectus dated 26, 1996 and a Prospectus Supplement dated December 26, 1996 (together the "Prospectus") with respect to the Certificates and (b) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto.

          We have examined the question of whether the issuance by the Headlands Revolving Home Equity Loan Trust 1996-1 (the "Trust")

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December 30, 1996
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of the Certificates will be treated as indebtedness for federal income tax purposes and whether the arrangement created by the Pooling and Servicing Agreement will be treated as a taxable mortgage pool for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service ("IRS").

          In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

          Although the economic substance of this transaction is generally of primary importance in determining its proper treatment for federal income tax purposes, nevertheless, a party to a transaction will be held to a high standard of proof in establishing that the form of the transaction, if at variance with the economic substance of the transaction, should not be treated as controlling. In some instances, courts have indicated that a taxpayer should be bound by the particular form it has chosen for a transaction, even if the substance of the transaction does not accord with its form.

          Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that, although no transaction closely comparable to that described in the Prospectus has been the subject of any Treasury Regulation, revenue ruling or judicial decision, under the laws of the United States and the State of California, the transaction contemplated by the Pooling and Servicing Agreement (i) will be treated as the issuance of indebtedness because (a) the characteristics of the transaction strongly indicate that in economic substance, the transaction is the issuance of indebtedness, (b) in many respects the form of the transaction as reflected in the operative provisions of the documents accords with the characterization of the transaction as the issuance of indebtedness, and (c) the parties have stated unambiguously their intention to treat the

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December 30, 1996
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transaction as the issuance of indebtedness for tax purposes; and (ii) although this conclusion is not free from doubt, the arrangement created by the Pooling and Servicing Agreement will not be treated as a taxable mortgage pool within the meaning of Section 7701(i) of the Code.

          Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

          We express no opinion on any matter not discussed in this letter. This opinion letter is rendered as of the Closing Date for the sole benefit of each addressee hereof, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.


                                    Very truly yours,


                                    /s/Dewey Ballantine

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